As filed with the Securities and Exchange Commission on September 28, 2001
                                                    Registration No. 333-_______
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                                IDEX CORPORATION
             (Exact name of registrant as specified in its charter)

                               -------------------

DELAWARE                                                    36-3555336
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                           Identification No.)

                           630 DUNDEE ROAD, SUITE 400
                            NORTHROOK, ILLINOIS 60062
                    (Address of principal executive offices)

                                 ---------------

                2001 STOCK PLAN FOR OFFICERS OF IDEX CORPORATION

                         IDEX CORPORATION 1996 DEFERRED
                   COMPENSATION PLAN FOR OFFICERS, AS AMENDED

                            (full title of the plan)

                                 ---------------

                                    Copy to:

   WAYNE P. SAYATOVIC                                CHRISTOPHER LUEKING
   Senior Vice President - Finance,                  Latham & Watkins
   Chief Financial Officer and Secretary             Sears Tower, Suite 5800
   IDEX Corporation                                  Chicago, Illinois 60606
   630 Dundee Road, Suite 400                        (312) 876-7700
   Northbrook, Illinois  60062                       Counsel to Registrant
   (847) 498-7070

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of Each Class of                   Amount to be          Proposed Maximum     Proposed Maximum      Amount of
Securities to be Registered              Registered            Offering Price       Aggregate             Registration
                                                               Per Share (4)        Offering Price(4)     Fee
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
Deferred Compensation Obligations (1)        $2,616,000 (2)       100%              $ 2,616,000           $  654.00
Common Stock, par value $.01 per share   900,000 shares (3)    $26.16               $23,544,000           $5,886.00
--------------------------------------------------------------------------------------------------------------------------------

(1) The Deferred Compensation Obligations are unsecured general obligations of IDEX Corporation (the "Company") to pay deferred compensation in accordance with the IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Officers Deferred Compensation Plan").

(2)  Estimated solely for the purpose of determining the registration fee.

(3) The 2001 Stock Plan for Officers of IDEX Corporation (the "Officers Stock Plan") authorizes the issuance of 900,000 shares of common stock of the Company plus substitutions or adjustments to shares to account for any change in corporate capitalization, such as a stock split, any merger, consolidation, recapitalization or other distribution of stock or property.

(4) Estimated solely for purposes of computing the registration fee for the 900,000 shares registered hereunder. Pursuant to Rule 457(c), the proposed Maximum Offering Price Per Share is based on the high and low trading prices of the Company's common stock on the New York Stock Exchange on September 24, 2001.


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                                     PART I

ITEM 1.   PLAN INFORMATION

     Not required to be filed with this Registration Statement.

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     Not required to be filed with this Registration Statement.

                                     PART II

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The documents listed below have been filed by IDEX Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission (the "Commission") and are incorporated in this Registration Statement by reference:

          a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on January 31, 2001;

          b. The Company's Proxy Statement, filed on February 9, 2001;

          c. The Company's Current Reports on Form 8-K, filed on March 5, 2001, April 6, 2001 and September 12, 2001;

          d. The Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, filed on May 11, 2001 and for the quarterly period ended June 30, 2001, filed on August 9, 2001;

          e. All other reports filed by us pursuant to Sections 13(c) or 14 of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 2000; and

          f. The description of the Company's Common Stock contained in our Registration Statement on Form 8-A filed on April 19, 1996 (File No. 1-10235) pursuant to Section 12 of the Securities Exchange Act of 1934.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes

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such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

     The IDEX Corporation 1996 Deferred Compensation Plan for Officers (the "Officers Deferred Compensation Plan") provides designated officers of the Company (the "Participants") with an opportunity to defer their pre-tax compensation (including salary and bonuses) and accumulate tax-deferred earnings (or losses) thereon. Each Participant is an unsecured general creditor of the Company with respect to his or her own Officers Deferred Compensation Plan benefits. Benefits are payable solely from the Company's general assets, and are subject to the risk of corporate insolvency. Each Participant's deferred compensation will be commingled with the general funds of the Company and may therefore be subject to a lien or security interest of other creditors. The amount of compensation to be deferred by each Participant is based on elections by the Participant in accordance with the terms of the Officers Deferred Compensation Plan, and the obligations of the Company to pay such deferred compensation (the "Obligations") will become due as pre-designated by the Participant or on retirement, death or other termination of employment in the form and on the date or dates determined in accordance with such plan. The Obligations will be indexed to one of two investment alternatives chosen by each Participant, and the amount of the Obligations payable to each Participant will increase or decrease based on the investment returns of the chosen investment alternatives. However, no Participant deferrals actually will be invested in any investment alternative, and as a result the Participants will have no ownership interest in any of such investment alternatives. The Obligations cannot be assigned, transferred, pledged or otherwise encumbered by the Participants, except that each Participant may designate one or more beneficiaries to receive benefits upon the Participant's death. The total amount of Obligations being registered pursuant to this Registration Statement is $2,616,000. The Company reserves the right to amend or partially or completely terminate the Officers Deferred Compensation Plan provided that such amendment or termination does not result in any reduction of a Participant's account balance, including previous earnings or losses, as of the date of such amendment or termination.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Section 102(b)(7) of the Delaware General Corporation law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

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     Reference also is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

     The Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, as amended, provide for indemnification of officers and directors to the fullest extent permitted by applicable law.

     The Company may enter into contracts with its officers and directors requiring the Company to indemnify such persons and to advance litigation expenses to such persons to the fullest extent permitted by applicable law. Delaware law presently permits a Delaware corporation (i) to indemnify any officer or director in any third-party or governmental actions against them for expenses, judgments, fines and amounts paid in settlement and, in derivative actions, for expenses, if the indemnitee acted in good faith and in the manner he or she believed to be in or not opposed to the best interest of such corporation, and (ii) to advance expenses in any action, provided that such officer or director agrees to reimburse the corporation if it is ultimately determined that he or she was not entitled to indemnification. Such contracts may require the Company to (i) indemnify such officers and directors upon receipt of an opinion of counsel in certain cases, (ii) pay indemnity demands pending a determination of entitlement thereto, and (iii) demonstrate, in any action brought thereunder, that such officer or director was not entitled to indemnification under applicable law.

     The board of directors of the Company may authorize, by a vote of a majority of a quorum of the board of directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the Bylaws.

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ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.   EXHIBITS

     4.1  2001 Stock Plan for Officers of IDEX Corporation

     4.2 IDEX Corporation 1996 Deferred Compensation Plan for Officers, as amended (incorporated by reference to Exhibit 4.8 to the Registration Statement of the Company on Form S-8 (No. 333-18643) as filed on December 23, 1996)

     5.1  Opinion and Consent of Latham & Watkins

     23.1 Consent of Independent Auditors

     24.1 Power of Attorney (included in the signature page to the Registration Statement)

ITEM 9.   UNDERTAKINGS

          a.   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


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               provided, however, that paragraphs (a)(1)(ii) and (a)(1)(iii)
               shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northbrook, Illinois, on September 27, 2001.



                                         IDEX CORPORATION


                                         By:  /s/ Wayne P. Sayatovic,
                                              ----------------------
                                         Wayne P. Sayatovic
                                         Senior Vice President - Finance,
                                         Chief Financial Officer and Secretary





                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Wayne P. Sayatovic as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




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

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with IDEX Corporation and on the dates indicated.

SIGNATURES                    TITLES                         DATE
----------                    ------                         ----


/s/ Dennis K. Williams        Chairman of the Board          September 27, 2001
----------------------        of Directors, President
Dennis K. Williams            and Chief Executive
                              Officer (Principal
                              Executive Officer)

/s/ Wayne P. Sayatovic        Senior Vice President -        September 27, 2001
----------------------        Finance, Chief Financial
Wayne P. Sayatovic            Officer and Secretary
                              (Principal Financial
                              Officer and Principal
                              Accounting Officer)

/s/ Bradley J. Bell           Director                       September 27, 2001
----------------------
Bradley J. Bell

/s/ Richard E. Heath          Director                       September 27, 2001
----------------------
Richard E. Heath

                              Director                       September __, 2001
----------------------
Henry R. Kravis

/s/ William H. Luers          Director                       September 27, 2001
----------------------
William H. Luers

/s/ Paul E. Raether           Director                       September 27, 2001
----------------------
Paul E. Raether

                              Director                       September __, 2001
----------------------
George R. Roberts

/s/ Neil A. Springer          Director                       September 27, 2001
----------------------
Neil A. Springer

/s/ Michael T. Tokarz         Director                       September 27, 2001
----------------------
Michael T. Tokarz



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